Exhibit 4.1

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential, marked AS “[REDACTED]”.

THIS SALE AND PURCHASE AGREEMENT is made on 11th April 2025

BETWEEN

(1)	BASEL MEDICAL GROUP PTE. LTD. (Company Registration No. 202009227G), a private company limited by shares incorporated in Singapore and having its registered office address at 6 Napier Road, #03-07, Gleneagles Medical Centre, Singapore 258499 (the “Purchaser”);

AND

(2)	SILKROUTE BIOMED HEALTHCARE PTE. LTD. (Company Registration No. 202306847C), an exempt private company limited by shares incorporated in Singapore and having its registered office address at 600 North Bridge Road #12-02/03 Parkview Square, Singapore 188778 (“Seller”),

(the Seller and the Purchaser collectively, the “Parties” and each a “Party”).

WHEREAS

(A)	As at the date hereof, the Seller holds all of the ordinary shares in the issued and paid-up share capital of BETHESDA MEDICAL PTE. LTD. (Company Registration No. 199507279M), an exempt private company limited by shares incorporated under the laws of Singapore and having its registered office address at 1 Commonwealth Lane, #03-23, One Commonwealth, Singapore 149544 (“Company”) (“Sale Shares”). The particulars of the Company are set out in Schedule 1 (Particulars of the Group Companies and Clinics).

(B)	The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, the Sale Shares (“Share Sale”).

(C)	The Parties now wish to enter into this Agreement (as defined below) to set out the terms and conditions of the sale of the Sale Shares by the Seller to the Purchaser.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this sale and purchase agreement (including the Recitals and Schedules, this “Agreement”), all capitalised terms shall have the meanings set out in, and this Agreement shall be interpreted in accordance with, Schedule 2 (Definitions and Interpretation).

1.2	Each of the Parties shall not unreasonably withhold or delay any action or approval required under this Agreement, and shall act in good faith in dealing with the other Party in relation to this Agreement.

2.	SALE AND PURCHASE OF SALE SHARES

Subject to the terms and conditions of this Agreement, the Seller shall sell, as the legal and beneficial owner, the Sale Shares and the Purchaser (relying on the covenants, undertakings, warranties and indemnities of the Seller set out herein) shall purchase the Sale Shares from the Seller, free from all Encumbrances and together with all rights, dividends, entitlements and advantages as of Completion.

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3. CONDITIONS PRECEDENT

3.1	Conditions Precedent

The Purchaser’s obligations to complete the Share Sale in accordance with Clause 6.1 is expressly conditional upon the satisfaction (or waiver) of the following conditions:

(a)	Third Party Approvals: the Seller having delivered to the Purchaser evidence satisfactory to the Purchaser that all third party, governmental and regulatory consents, approvals, waivers, permits or exemptions, necessary for the implementation of the Transactions under any Contract binding on the Company and/or under the Applicable Laws (“Third Party Consents”) have been obtained, and such Third Party Consents not having been suspended, cancelled, revoked or varied before Completion, and if any such Third Party Consents are subject to conditions, such conditions being acceptable to the Purchaser,

(b)	Corporate Approvals: the Seller having delivered to the Purchaser certified true copies (certified by an existing director or company secretary of the Group Companies) of the resolutions of the Seller, the board of directors of the Group Companies and (if applicable) the resolutions of the shareholders of the Group Companies and/or Seller, passed at a validly convened board meeting or (if applicable) general meeting, or in writing, in accordance with the relevant Group Companies’ and Seller’s constitution and the Applicable Laws) (in such form and substance acceptable to the Purchaser):

(i)	approving the Company’s execution and performance of all Transaction Documents to which it is a party to;

(ii)	approving the transfer of Sale Shares and all other Transactions, in accordance with the terms and conditions set out herein and in the other Transaction Documents;

(iii)	instructing and authorising (1) the company secretary or any other filing agent nominated by the Purchaser to, subject to Completion, file all necessary notices, forms and documents with ACRA to effect (aa) the transfer of the Sale Shares from the Seller to the Purchaser and update the E-ROM to reflect that the Purchaser is the registered holder of the Sale Shares, and (bb) the appointment of the Purchaser’s nominee(s) as director(s) of the Group Companies, and (2) the company secretary to update all other registers and records of the Company to reflect Completion; and

(iv)	subject to Completion and the E-ROM being updated to reflect the Purchaser as the registered holder of the Sale Shares, (1) approving the cancellation of the old share certificates issued by the Company to the Seller in respect of the Sale Shares, and (2) approving the issue and delivery of a new share certificate of the Company in respect of the Sale Shares in the name of the Purchaser;

(c)	Purchaser Corporate and Regulatory Approvals: the Purchaser having obtained all necessary corporate, internal and other approvals in accordance with its constitutional documents, internal regulations and the Applicable Laws to execute the Transaction Documents to which it is a party, and to carry out the Transactions (“Purchaser Approvals”), and all such Purchaser Approvals not having been suspended, cancelled, revoked or varied before Completion;

(d)	Warranties: the Warranties are true, accurate and complete, and not misleading;

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(e)	No Breach of Obligations: the Seller is not in breach of any of his obligations, covenants, undertakings and warranties to be observed, performed or complied with under the Transaction Documents which he is a party to;

(f)	Material Adverse Effect: there is no occurrence of any event, circumstance, change, development or matter which has or would reasonably have a Material Adverse Effect;

(g)	Illegality: no competent Government Authority has enacted, issued or promulgated any Applicable Law that is in effect and has the effect of making the consummation of any transaction contemplated under this Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of any transaction contemplated under this Agreement;

(h)	Employment Agreement: each of (i) Dr Tong Jia Jong Stephen, (ii) Dr Aw Suet Chee, (iii) Dr Tina Lim Bee Ling, (iv) Chan Yue Shan Shantal, (v) Ang Hui San Samantha, and (vi) Law Tze Hwee, Jayne has validly executed an employment agreement with the Company or any Group Company (on such terms reasonably satisfactory to the Purchaser) prior to and with effect from Completion (“Employment Agreements”);

(i)	Restructuring: the valid completion of, and the Company having delivered to the Purchaser evidence satisfactory to the Purchaser (acting reasonably) of the transfer of all shares in the share capital of (i) Cereza Bethesda Medical Pte. Ltd. (Company Registration No. 202227956G), a private company incorporated in Singapore with its registered address at 3 Chin Seng Avenue, Singapore 429401 (“Cereza”), and (ii) Bethesda Medical @ TPY Pte. Ltd. (Company Registration No. 202408212N), a private company incorporated in Singapore with its registered address at 500 Lorong 6 Toa Payoh. #04-33. HDB Hub, Singapore 310500 (“Bethesda TPY”) from the Company to a bona fide third party purchaser being effected in accordance with the Applicable Laws and the constitutional documents of Cereza and Bethesda TPY respectively; and

(j)	Repayment of debts: the Company providing evidence satisfactory to the Purchaser that following debts that are outstanding and owing to the Company, have been fully repaid:

(i)	SGD42,970.13 owing by Cereza; and

(ii)	SGD132,411.00 owing by Bethesda TPY,

(collectively, the “Conditions Precedent” and each, a “Condition Precedent”).

3.2	Benefit of the Conditions Precedent

The Conditions Precedent are for the benefit of the Purchaser, and the Purchaser may, acting in its sole and absolute discretion, at any time waive in whole or in part and conditionally or unconditionally any of the aforesaid Conditions Precedent (other than the Purchaser’s Conditions) by giving notice in writing to the Seller.

3.3	Covenants regarding Conditions Precedent

The Seller shall:

(a)	comply with and/or satisfy the Conditions Precedent (other than the Conditions Precedent set out in Clause 3.1(c) above (collectively, the “Purchaser Condition”)) as soon as possible upon the execution of this Agreement, and in any event, on or before the Longstop Date;

(b)	provide information about the steps taken towards the satisfaction of the Conditions Precedent (other than the Purchaser Condition) as soon as reasonably practicable after receiving such a request by the Purchaser;

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(c)	as soon as reasonably practicable, notify the Purchaser in writing upon becoming aware of the occurrence of any event or matter which results in, or is likely to result in, any such Condition Precedent (other than the Purchaser Condition and the Purchaser CP Satisfaction Notice) being unable to be fulfilled;

(d)	allow the Purchaser to access all financial information of the Company (including without limitation banking details, change of banking signatories, charges and loans), operational information (including without limitation, rental agreements, staff contracts, salaries, and benefits), and medical information (including without limitation drug and medication pricing, licensing and medical equipment); and

(e)	notify the Purchaser in writing promptly upon the fulfilment (or non-fulfilment, as the case may be) of all of the Conditions Precedent (other than the Purchaser Condition) (“Seller CP Notice”), and, to the extent that the Seller has not provided satisfactory evidence, furnish to the Purchaser documentary evidence satisfactory to the Purchaser in respect thereof.

3.4	CP Satisfaction Notice

3.4.1	Upon the Purchaser’s receipt of the Seller CP Notice, the documentary evidence referred to in Clause 3.3(d) in respect of the relevant Conditions Precedent (other than the Purchaser Condition), and the Purchaser being satisfied that all Conditions Precedent have been satisfied or deemed to be satisfied (or waived, as the case may be), the Purchaser shall give written notice to the Seller (“Purchaser CP Satisfaction Notice”) and the Parties shall proceed to Completion. The Purchaser CP Satisfaction Notice shall be final, conclusive and binding on the Seller save for fraud or manifest error.

3.4.2	Notwithstanding the foregoing, the Seller acknowledges and agrees that the Purchaser’s confirmation that the Conditions Precedent have been satisfied (or waived) are subject to the accuracy, completeness and truthfulness of the Seller CP Notice and documents provided by the Seller to the Purchaser in connection with this Agreement.

3.5	Failure to fulfil Conditions Precedent

In the event that any of the Conditions Precedent are not satisfied on or before the Longstop Date, the Purchaser may, at its option by giving written notice to the Seller, either:

(a)	terminate this Agreement other than the Surviving Provisions and neither Party shall have any claim against the other for costs, damages, compensation or otherwise, subject to the liability of any Party to any other Party in respect of any antecedent breaches of the terms hereof; or

(b)	waive the relevant Condition Precedent(s) which are not satisfied on such terms and conditions acceptable to the Purchaser and proceed to the Completion (without prejudice to its rights hereunder or under the Applicable Laws).

3.6	Costs and Expenses

For the avoidance of doubt, all costs and expenses incurred in connection with the fulfilment of the Conditions Precedent (other than the Purchaser Condition) shall be borne solely by the Seller, and all costs and expenses incurred in connection with the fulfilment of the Purchaser Condition shall be borne solely by the Purchaser.

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4.	DEPOSIT AND CONSIDERATION

4.1	The Parties agree that the aggregate consideration for all the Sale Shares (which includes the thirteen (13) clinics as set out in Schedule 1 (Particulars of the Group Companies and Clinics)) shall be USD8,000,000 (“Consideration”), to be paid by the Purchaser to the Seller in accordance with the following payment tranches:

(a)	USD6,500,000 on the Completion Date (“Completion Consideration”);

(b)	USD500,000 on 30 June 2025 (“Deferred Cash Consideration 1”); and

(c)	USD1,000,000 on 30 June 2026 (“Deferred Cash Consideration 2”).

4.2	The Parties agree that it shall jointly appoint AIP Private Office Pte. Ltd. (Company Registration No. 202305677N), a private company incorporated in Singapore with its registered address at 230 Victoria Street, #15-01/06, Bugis Junction Towers, Singapore 188024 shall be appointed as the escrow agent for the Share Sale (“Escrow Agent”) pursuant to an escrow agreement to be entered into between the Escrow Agent and the Parties. Pursuant to the terms and conditions of the Escrow Agreement and this Agreement (a) the Purchaser agrees to and shall deposit an aggregate amount of USD5,500,000 as deposit to the Escrow Agent’s bank account on the execution date of this Agreement (“Deposit”), and (b) subject to Completion, the Purchaser agrees to and pay an additional USD1,000,000 into the Escrow Agent’s bank account on Completion.

4.3	The Parties agree that the Deposit (a) shall be fully refunded to the Purchaser (without interest) within 10 Business Days in the event that Completion in respect of the Share Sale does not occur on the Completion Date (or any deferred Completion Date in accordance with Clause 6.3(a) below) or by written notification by the Purchaser to the Seller at any time of its intention to not proceed with the Share Sale, or (b) shall upon Completion, be fully applied and credited against the Consideration payable by the Purchaser to the Seller on Completion. For the avoidance of doubt, the Purchaser shall pay to the Seller directly the Deferred Cash Consideration 1 and Deferred Cash Consideration 2.

4.4	In respect of the Completion Consideration, on the Completion Date, the Completion Consideration shall be paid by the Escrow Agent to the Purchaser in accordance with Clauses 4.2 and 4.3 above.

4.5	In respect of the Deferred Cash Consideration 1 and Deferred Cash Consideration 2, on the relevant payment date, such amount shall be made in cash and paid by way of (i) cashier’s order in the manner as notified in writing by the Seller to the Purchaser, (ii) electronic or telegraphic transfer to the bank account(s) as notified in writing by the Seller to the Purchaser, or (iii) such other method of payment as may be mutually agreed between the Seller and the Purchase.

4.6	The Purchaser shall bear the cost for all stamp duty payable in connection with the transfer of the Sale Shares from the Seller to the Purchaser, on Completion.

4.7	For the avoidance of doubt, if the Purchaser fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date to the date of actual payment (both before and after judgment) at a rate of eight per cent (8%) per annum. Any interest accruing under this Clause 4.4 shall be immediately payable by the Purchaser on demand by the Seller in writing.

5.	UNDERTAKINGS

5.1	General

The Seller shall, and shall procure that the Company shall, comply with (a) this Clause 5, and (b) pending Completion, Schedule 3 (Conduct of Business prior to Completion).

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5.2	Access to information

Pending Completion, the Seller shall procure that it and the Company shall, (a) upon reasonable notice by the Purchaser and/or its Representatives, allow the Purchaser and/or its Representatives to have access to all the premises, books, documents, correspondence and records of the Company, (b) provide the Purchaser and/or its Representatives with copies of internal financial statements (including Management Accounts) and other documents in respect of the Company promptly upon request, and (c) procure and ensure that the directors, officers and employees of the Company shall promptly give all such information, explanations and/or clarifications as the Purchaser and/or its Representatives may request. For the avoidance of doubt, the Purchaser acknowledges that it is has received reasonable access to information as at the Execution Date.

5.3	Seller’s Undertakings

5.3.1	The Seller irrevocably and unconditionally undertakes to the Purchaser that upon execution of this Agreement and pending Completion:

(a)	it shall not sell or otherwise transfer (i) all or any part of the Sale Shares, or (ii) interest in or right relating to all or any part of the Sale Shares to any person;

(b)	it shall not permit all or any part of the Sale Shares to become subject to, directly or indirectly, any Encumbrance;

(c)	save as expressly contemplated hereunder, it shall not do any act or thing, or omit to do any act or thing, the commission of which or (as the case may be) the omission of which would (i) result in any breach of, or (ii) constitute any event of default under, any security, guarantee or indemnity granted by it in connection with any loans, advances, credit facilities, borrowings, leasing facilities or hire purchase facilities obtained by the Company which are valid and effective prior to Completion;

(d)	save as expressly contemplated under this Agreement, it shall not, and shall procure that none of its (i) Representatives and/or (ii) Affiliates, continue, solicit, initiate, encourage or enter into any discussions or negotiations or enter into any agreement with any third party relating to any arrangement or transaction which will adversely affect, preclude, restrict or delay the transactions contemplated under the Transaction Documents;

(e)	in its capacity as the shareholder of the Group Companies, appoint or ensure the appointment of a nominee by the Purchaser as a director of each of the Group Companies;

(f)	shall not undertake to make any decisions or vote at any general meeting of the Group Companies that may materially affect the business and administration of the Group Companies without first seeking the prior written approval of the Purchaser; and

(g)	provide quarterly financial statements of the Group Companies to the Purchaser.

5.3.2	Further, the Seller undertakes to the Group Companies (for itself) that it will not, directly or indirectly whether solely or jointly with any other person, and whether as principal, agent, director, executive officer, employee, shareholder, partner, joint venturer, advisor, consultant or otherwise:

(a)	for the duration of the Restraint Period and within the Restrained Area:

(i)	carry on or be engaged or involved in any trade, business or undertaking which competes with any business of any Group Company; or

(ii)	canvass, solicit or entice away from any Group Company the customer of any person who is, or at any time during the period of twelve (12) months prior to Completion, a customer or client of any Group Company;

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(b)	for the duration of the Restraint Period, employ, solicit or entice away from any Group Company any person who is or at any time during the period of twelve (12) months prior to Completion, was, an officer, manager, consultant or employee of any Group Company whether or not that person would commit a breach of contract by reason of leaving any Group Company;

(i)	use or register a name or trademark which includes substantially all of any business name, trademark or the name of any Group Company or any confusingly similar word or words in such a way as to be capable of or likely to be confused with any business name, trademark or name of any Group Company; or

(ii)	attempt, counsel, procure or otherwise assist any person to do any of the acts referred to in this clause 5.3.1.

5.3.2	The Seller acknowledges that:

(a)	each of the restraints contained in clause 5.3.1:

(i)	is given in consideration for the Purchase entering into this Agreement;

(ii)	is fair and reasonable regarding the subject matter, area and duration recognising the markets in which the Group Companies’ business operates and geographic spread of the Group Company’s customer base; and

(iii)	is reasonably required to protect the business, financial and proprietary interests of the Group Companies;

(b)	damages are not an adequate remedy if a person breaches any of the restraints in clause 5.3.1; and

(c)	the Purchaser or any Group Companies may apply for injunctive relief if:

(i)	the Seller breaches or threatens to breach any restraint in clause 5.3.1; or

(ii)	it reasonably believes that the Seller is likely to breach any restraint in clause 5.3.1.

5.4	Notification of Breach Prior to Completion

The Seller undertakes to the Purchaser that:

(a)	if, after the Execution Date:

(i)	it shall become aware that any of the Warranties was untrue, inaccurate or misleading as of the Execution Date or the Completion Date, or any event occurs or circumstances arise which results or may result in any of the Warranties being untrue, inaccurate or misleading; and/or

(ii)	any event occurs or circumstances arise which has or reasonably could be expected to have a Material Adverse Effect; and/or

(b)	if, after the Execution Date, any event occurs or circumstances arise which results or may result in a breach of the Seller’s obligations, covenants or undertakings hereunder,

it shall promptly notify the Purchaser in writing setting out such details as are available and known and/or should be known to it.

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6.	COMPLETION

6.1

Subject to the Purchaser’s satisfaction that the Conditions Precedent are satisfied (or waived, as the case may be), completion of the Share Sale (“Completion”) shall take place on (a) 30 April 2025 or the Business Day immediately after the Purchaser CP Satisfaction Notice is given (whichever is earlier), or (c) such other date as may be agreed by the Seller and the Purchaser in writing (“Completion Date”)

Completion shall take place at such time and place as the Purchaser shall determine, where all the events in Clause 6.2 shall occur.

6.2	On the Completion Date, the following events shall take place:

(a)	The Seller shall deliver to the Purchaser (i) the Seller CP Notice, (ii) a valid share transfer form in respect of his sale of the Sale Shares (in such form that is acceptable to the Purchaser) (the “Share Transfer Form”) and (iii) the original share certificates (or if the original certificate is lost, the replacement certificate issued by the Company) in respect of the Sale Shares.

(b)	Against the receipt of the documents set out in Clause 6.2(a) from the Seller which is reasonably satisfactory to the Purchaser, the Purchaser shall pay the Completion Consideration to the Seller in accordance with Clause 4.2 and execute the Share Transfer Form delivered to it by the Seller.

(c)	Upon the Purchaser providing payment evidence of the Completion Consideration (including irrevocable instructions from the Purchaser’s bank to transfer an amount equivalent to the Completion Consideration to the Seller’s nominated bank account), the Seller shall do all things necessary and co-operate with the Purchaser in procuring that (i) all necessary filings with ACRA will be made to give effect to (aa) the transfer of the Sale Shares from the Seller to the Purchaser, and (bb) the appointment of the Purchaser’s nominee(s) as director(s) of the Group Companies, with effect from the Completion Date, (ii) the E-ROM be updated to reflect that the Purchaser is the registered holder of the Sale Shares with effect from the Completion Date, and (iii) the new share certificate in respect of the Sale Shares will be duly and promptly issued and delivered by the Company to the Purchaser upon Completion.

6.3	Subject to the Purchaser’s satisfaction that the Conditions Precedent are satisfied (or waived, as the case may be), if Completion does not take place on the Completion Date due to (a) any of the Seller failing to comply with any of their obligations set out in Clause 6.2(a), or (b) the Purchaser failing to comply with its obligations set out in Clause 6.2(b), the non-defaulting Party may, without prejudice to its rights under this Agreement and under any Applicable Law, elect to:

(a)	defer the Completion to a date selected by the non-defaulting Party which shall be no later than 10 Business Days from the initial Completion Date (in which case Clauses 6.1 and 6.2 shall apply to the Completion as so deferred);

(b)	effect the Completion so far as practicable having regard to the defaults which have occurred (without prejudice to their rights hereunder and under any Applicable Law) and the defaulting Party shall be obliged to complete the sale and purchase of all of Sale Shares; or

(c)	terminate this Agreement (save for the Surviving Provisions) and no Party shall have any claim against any other Party for costs, damages, compensation or otherwise, save for any claim arising from any antecedent breach of the terms of this Agreement.

6.4	Upon Completion, the Seller irrevocably, unconditionally and unequivocally waives, releases and discharges the Company from all and any actions, proceedings, claims and demands whatsoever and howsoever arising out of, or in any way relating to, or resulting from any matter occurring on or prior to the Completion Date (whether such claims are known or unknown to the Seller and whether or not they are or could be in the contemplation of the Seller at such Completion Date, including claims which as a matter of law do not at such Completion Date exist and whose existence cannot currently be foreseen and any claims or rights of action arising from a subsequent retrospective change or clarification of the law).

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7.	WARRANTIES

7.1	Warranties by the Purchaser

7.1.1	The Purchaser represents and warrants to the Seller that:

(a)	it is a corporation duly incorporated in accordance with, and is validly existing and in good standing, under the Applicable Laws of the jurisdiction of its incorporation, with full legal right and authority to conduct its business;

(b)	it has the legal right and full power and authority to enter into and perform this Agreement, which when executed will constitute valid and binding obligations on it, in accordance with the terms of this Agreement;

(c)	the execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement do not and will not violate, or exceed any power or restriction granted or imposed by:

(i)	any provision of the constitutional documents of the Purchaser;

(ii)	any Applicable Laws; and/or

(iii)	any agreement, instrument or document to which it is a party or which is binding on it or on its assets or undertaking; and

(d)	no Insolvency Event has occurred or is pending or threatened in respect to the Purchaser,

(collectively, the “Purchaser Warranties” and each, a “Purchaser Warranty”).

7.1.2	Each of the Purchaser Warranties shall be construed as a separate and independent warranty, and shall be deemed to be repeated on the Completion Date by reference to the facts and circumstances then subsisting.

7.2	Warranties by the Seller

7.2.1	The Seller warrants and represents to the Purchaser that the representations and warranties set out in Schedule 4A (Seller Warranties) (“Seller Warranties”) are true, complete and accurate, and not misleading as of the Execution Date, and will be true, complete and accurate, and not misleading on each day up to the Completion Date and as at the Completion Date by reference to the facts and circumstances then subsisting.

7.2.2	The Seller further represents and warrants to the Purchaser that the representations and warranties set out in Schedule 4B (Group Company Warranties) (“Group Company Warranties”) are true, accurate, complete and not misleading as of the Execution Date, and will be true, accurate, complete and not misleading on each day up to the Completion Date and as at the Completion Date by reference to the facts and circumstances then subsisting.

7.2.3	Each of the Warranties shall be construed as a separate and independent warranty and except where this Agreement expressly provides otherwise, each Warranty is not limited by the other provisions of this Agreement, including the other Warranties.

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7.2.4	The Warranties shall remain in full force and effect notwithstanding Completion.

7.2.5	The Seller expressly acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties.

8.	INDEMNITY

8.1	Indemnity

8.1.1	The Seller undertakes to fully indemnify and hold harmless the Purchaser and, subject to Completion, the Company (collectively with the Purchaser, the “Indemnified Parties”) from and against any Loss which may be suffered or incurred by an Indemnified Party arising from or in connection with:

(a)	any breach of the Warranties; and

(b)	the failure by the Seller to duly and timely fulfil any agreement or covenant to be performed by the Seller under the Transaction Documents which it is a party to.

8.2	Tax Indemnity

The Seller undertakes to fully indemnify and hold harmless the Indemnified Parties from and against any Loss or increase in the Company’s liabilities arising from any breach of the Tax Warranties.

8.3	Indemnity Claim

8.3.1	An Indemnified Party may claim an indemnity from the Seller under Clauses 8.1 or 8.2 (“Indemnity Claim”) by providing written notice (“Indemnity Claim Notice”) to the Seller setting out details reasonably known to the Purchaser relating to the claim.

8.3.2	If the Seller wish to dispute the Indemnity Claim pursuant to the Indemnity Claim Notice, he shall be entitled to raise a Dispute in accordance with Clause 10.18.1.

8.4	Purchase Price Adjustment

The Parties agree and acknowledge that any payments for indemnification under this Clause 8 (including any payments made by the Seller to the Purchaser for any breach of Warranties) shall be deemed to constitute adjustments of the Sale Consideration.

8.5	Exclusions

For the avoidance of doubt, all rules of causation, remoteness of damage and mitigation of loss shall not apply to any Indemnity Claim arising from Clause 8.1 and Clause 8.2.

8.6	Third Party Rights

For the avoidance of doubt, the Parties agree that any Indemnified Party which is not a party to this Agreement shall have the right to enforce the terms of this Clause 8 subject to and in accordance with the Contracts (Rights of Third Parties) Act 2001 of Singapore, provided that any amendment, variation or termination of this Agreement (including this Clause 8) shall not require the approval of any of such Indemnified Party which is not a party to this Agreement.

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9.	TERMINATION

9.1	Notwithstanding anything contained in this Agreement, this Agreement (other than the Surviving Provisions) may be terminated at any time prior to Completion:

(a)	by the Purchaser, by notice in writing to the Seller:

(i)	pursuant to Clause 3.5(a);

(ii)	pursuant to Clause 6.3(c);

(iii)	if there is a breach of any of the Seller’s covenants, undertakings or obligations herein and if such breach is capable of being remedied, such breach is not remedied to the Purchaser’s satisfaction within 10 Business Days of the date of the Purchaser’s written notice to the Seller requesting such breach to be remedied;

(iv)	if any Warranty proves to be untrue, inaccurate, incomplete or misleading (as determined by the Purchaser) or if there is any breach of any Warranty (as determined by the Purchaser) and if such breach is capable of being remedied, such breach is not remedied to the Purchaser’s satisfaction within 10 Business Days of the date of the Purchaser’s written notice to the Seller requesting such breach to be remedied; and/or

(v)	if an Insolvency Event occurs in respect of the Seller and/or the Company.

(b)	by the Seller, by notice in writing to the Purchaser:

(i)	pursuant to Clause 6.3(c);

(ii)	if there is a breach of the Purchaser’s covenants, undertakings or obligations herein and if such breach is capable of being remedied, such breach is not remedied to the Seller’s reasonable satisfaction within 10 Business Days of the date of the Seller’s written notice to the Purchaser requesting such breach to be remedied;

(iii)	if any Purchaser Warranty proves to be untrue, inaccurate, incomplete or misleading (as determined by the Seller) or if there is any breach of any Purchaser Warranty (as determined by the Seller) and if such breach is capable of being remedied, such breach is not remedied to the Seller’s reasonable satisfaction within 10 Business Days of the date of the Seller’s written notice to the Purchaser requesting such breach to be remedied; and/or

(iv)	if an Insolvency Event occurs in respect of the Purchaser;

(c)	subject to Clause 10.10 of this Agreement, by any Party, by providing written notice to the other Party:

(i)	if it is or will become unlawful or illegal for any Party to observe, perform or comply with any one (1) or more of its material obligations under this Agreement;

(ii)	any Party having received notice of any injunction or other order, directive or notice restraining or prohibiting the consummation of the Transactions, or notice that any of the foregoing is pending or threatened; and/or

(iii)	any material provision of this Agreement is or becomes for any reason, illegal or unlawful,

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provided that the right to terminate pursuant to this sub-paragraph (c) shall not be available to a Party whose breach of its warranties, covenants, obligations or undertakings under this Agreement in any respect shall have directly or indirectly caused the events set out in sub-paragraphs (i) to (iii) above; and/or

(d)	if the Parties mutually agree in writing to terminate this Agreement, and this Agreement shall terminate on the date of such written agreement or such other date as may be specified by the Parties in the written agreement.

For the avoidance of doubt, in the event that any notice to terminate this Agreement is provided in accordance with Clause 9.1(a) to (c), this Agreement shall be terminated on the date of such notice.

9.2	Notwithstanding anything contained in this Agreement, this Agreement (other than the Surviving Provisions) may be terminated by the Seller at any time in accordance with Clause 4.4.

9.3	Termination of this Agreement shall be without prejudice to any liability or obligations in respect of any matters, undertakings or conditions which shall not have been observed or performed by the relevant Party prior to such termination.

9.4	Save as expressly provided herein, any right of termination conferred upon the Parties shall be in addition to and without prejudice to all other rights and remedies available to them and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy.

9.5	For the avoidance of doubt, the Surviving Provisions shall survive the expiry or termination of this Agreement.

10.	GENERAL

10.1	Confidentiality

10.1.1	Each Party undertakes to the other Party that, subject to Clause 10.1.2, unless the prior written consent of the other Party shall first have been obtained, it shall, and if applicable, shall procure that its Representatives and/or Affiliates shall, keep confidential and shall not by failure to exercise due care or otherwise by any act or omission disclose to any person whatever, or use or exploit for its or their own purposes, any of the Confidential Information of the other Party.

10.1.2	The consent referred to in Clause 10.1.1 shall not be required for disclosure by a Party of any Confidential Information:

(a)	to its shareholders, Representatives and/or Affiliates strictly to the extent required to enable such Party to carry out its obligations under this Agreement or post-merger integration and who shall in each case be made aware by the disclosing Party of its obligations under this Agreement and shall be required by such Party to observe the same restrictions on the use of the relevant information as are contained in Clauses 10.1.1 and 10.1.3, subject to the same exceptions as are contained in this Clause 10.1.2;

(b)	subject to Clause 10.1.3, to the extent required by Applicable Law or by any Government Authority to which such Party is or may become subject or pursuant to any order of any court, authority or tribunal with competent jurisdiction; and/or

(c)	which is in the public domain otherwise than by breach of this Agreement by such Party.

10.1.3	If a Party becomes required, in circumstances contemplated by Clause 10.1.2(b), to disclose any information, such Party shall (unless prohibited by any Applicable Law) promptly give to the other Party such notice of such disclosure and shall co-operate with the other Party, having due regard to the other Party’s views, and take such steps as the other Party may reasonably require in order to enable it to mitigate the effects of such disclosure.

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10.1.4	Each Party shall mutually agree, in advance, on the terms, timing and contents of all public announcements and other public statements with respect of the Transactions to be issued by such Party and/or its Affiliates, and each Party shall not release any such public announcements and/or other public statements without the prior approval of the other Party.

10.2	Costs

Save as expressly set out herein, each Party shall pay its own costs, charges and expenses incurred by it in connection with the preparation, negotiation, execution and performance of this Agreement.

10.3	Taxes

Each Party shall bear its own Taxes which may be imposed under the Applicable Laws in connection with the transfer of the Sale Shares from the Seller to the Purchaser.

10.4	Notice

10.4.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(a)	in writing in the English language; and

(b)	delivered by hand, registered post or electronic mail.

10.4.2	A Notice to the Purchaser shall be sent to the following address, or such other address as the Seller may notify to the Seller from time to time:

BASEL MEDICAL GROUP PTE. LTD.

Address:	600 North Bridge Road #12-02/03 Parkview Square, Singapore 188778
Attention:	Raymond Fung / Raymond Cheung
Email:	[REDACTED] / [REDACTED]

10.4.3	A Notice to the Seller shall be sent to the following address, or such address as the Seller may notify to the Purchaser from time to time:

SILKROUTE BIOMED HEALTHCARE PTE. LTD

Address:	600 North Bridge Road #12-02/03 Parkview Square, Singapore 188778
Attention:	Lim Soo How
Email:	[REDACTED]

10.4.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery;

(b)	if delivered by registered post, five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)	if delivered by electronic mail, at the time that it is sent unless the sender is notified that the electronic mail was not received by the recipient.

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10.5	Reasonableness

Each of the Parties confirms that it has received, or has had the opportunity to receive, independent legal advice relating to all the matters provided for in this Agreement and agrees that (a) there shall be no presumption that any ambiguity in this Agreement should be construed in favour of or against any Party solely as a result of such Party’s actual or alleged role in the drafting of this Agreement, and (b) the provisions of this Agreement and all documents entered into pursuant to this Agreement are fair and reasonable.

10.6	No partnership

Nothing in this Agreement or in any document referred to in it shall constitute any of the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

10.7	Assignment

No Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge or otherwise dispose in any manner whatsoever of the benefit of this Agreement without the prior written consent of the other Party.

10.8	Further Assurance

Each of the Party shall, and shall use its reasonable endeavours to procure and ensure that any third party shall, from time to time execute such documents and perform such acts and things as the other Party may reasonably require to give each of them the full benefit of this Agreement.

10.9	Equitable Remedies

10.9.1	The Seller acknowledges and agrees that damages may not be an adequate remedy for any breach of its covenants, obligations and/or undertakings under this Agreement. The Seller consents to the grant of any injunctive relief sought by the Purchaser to restrain any conduct or threatened conduct which is or will be a breach of the defaulting Seller’s covenants, obligations, undertakings and/or warranties hereunder, or specific performance to compel the defaulting Seller to perform his covenants, obligations, undertakings and/or warranties hereunder, as a remedy for any breach or threatened breach and in addition to any other remedies available to the Purchaser.

10.9.2	For the avoidance of doubt, Clause 10.9.1 shall not derogate from any other remedy the Purchaser may have in the event of a breach of defaulting Seller’s covenants, obligations, undertakings and/or warranties under this Agreement.

10.10	Invalidity

10.10.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification that is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

10.10.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 10.10.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 10.10.1, not be affected.

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10.11	Remedies and Waivers

No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a release or waiver thereof, and any single or partial exercise of any right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

10.12	Entire Agreement

The written terms and conditions of the Transaction Documents (and any document entered into pursuant to the Transaction Documents), constitute the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and supersede any previous written or oral agreement between the Parties in relation to matters contained in this Agreement. No Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other Party which is not set out or referred to in this Agreement. Nothing in this Clause 10.12 shall however operate to limit or exclude liability for fraud, wilful misconduct or wilful concealment by any Party.

10.13	Time is of the Essence

Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

10.14	Variations

10.14.1	Unless otherwise expressly set out in this Agreement, no variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected.

10.14.2	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

10.15	No Third Party Rights

Save as expressly set out herein, no term of this Agreement is enforceable by a person who is not a party to this Agreement under the Contracts (Rights of Third Parties) Act 2001 of Singapore or otherwise.

10.16	Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart shall be as valid and effectual as if executed as an original.

10.17	Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of Singapore.

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10.18	Dispute Resolution

10.18.1	In the event of any dispute, controversy, difference, conflict or claim arising out of or relating to this Agreement or its performance, including without any limitation any question regarding its existence, validity, or a claim for unlawful act under Applicable Laws (“Dispute”), the Parties agree to attempt, for a period of 30 days after the receipt by a Party of a notice from another Party of the existence of the Dispute (“Settlement Period”), to settle the Dispute by amicable settlement between the Parties.

10.18.2	In the event that the Dispute cannot be settled by an amicable settlement within the Settlement Period, such Dispute shall be finally settled and resolved by arbitration administered by the Singapore International Arbitration Centre under the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force (“Rules”), which Rules are deemed to be incorporated by reference to this Clause. The tribunal shall comprise of one (1) arbitrator appointed in accordance with the Rules (“Arbitration Tribunal”). The language of the arbitration shall be the English language. The seat of arbitration shall be Singapore. The decision of the Arbitration Tribunal shall be final and binding upon the Parties. Notwithstanding the provisions of Clause 10.4, any notice of arbitration, response, or other communication given to or by a Party to the arbitration must be given and deemed received in accordance with the said Rules.

10.18.3	The Parties expressly agree to waive any provisions of Applicable Laws that would have the effect of allowing an appeal from the decision of the Arbitration Tribunal, so that accordingly there shall be no appeal to any court or other Government Authority from the decision of the Arbitration Tribunal. None of the Parties shall be entitled to commence or maintain any action in a court of law upon any matter in Dispute except for the enforcement of an arbitral award granted pursuant to this Clause, so that the mandate of the Arbitration Tribunal duly appointed shall remain in effect until a final arbitral award has been issued.

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SCHEDULE 1

Particulars of the Group Companies and Clinics

1.	The Company

Name:	Bethesda Medical Pte. Ltd. Fka Bethesda Medical Centre Pte. Ltd.

Company Registration No.:	199507279M

Registered Address:	1 Commonwealth Lane, #03-23, One Commonwealth, Singapore 149544

Date of Incorporation:	13 October 1995

Place of Incorporation:	Singapore

Legal Form:	Private company limited by shares

Principal Activities:	Clinics and other general medical services (Western) (86201)

Issued and paid-up Share Capital:	As at the Execution Date and immediately prior to Completion: SGD1,500,000 represented by 1,500,000 ordinary shares

Class(es) of Shares:	One (1) class of ordinary shares

Convertibles:	None

Shareholders:	As at the Execution Date and immediately prior to Completion:

No.	Name	Number of ordinary shares	Percentage of voting right
1	Silkroute Biomed Healthcare Pte. Ltd.	1,500,000	100.0%
Total		1,500,000	100.0%

Directors:	As at the Execution Date and immediately prior to Completion: (1) Tong Jia Jong Stephen (2) Darren Chhoa Yen Feng

Secretaries:	As at the Execution Date and immediately prior to Completion: (1) Tan Heow Ping

Auditor:	As at the Execution Date and immediately prior to Completion: Plus LLP

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2.	Oasis Medical Clinic Pte. Ltd.

Name:	Oasis Medical Clinic Pte. Ltd.

Company Registration No.:	202129840D

Registered Address:	1 Commonwealth Lane, #03-23, One Commonwealth, Singapore 149544

Date of Incorporation:	26 August 2021

Place of Incorporation:	Singapore

Legal Form:	Private company limited by shares

Principal Activities:	Clinics and other general medical services (Western), (86201)
Issued and paid-up Share Capital:	As at the Execution Date and immediately prior to Completion: SGD2,000,000 represented by 2,000,000 ordinary shares

Class(es) of Shares:	One (1) class of ordinary shares

Convertibles:	None

Shareholders:	As at the Execution Date and immediately prior to Completion:

No.	Name	Number of ordinary shares	Percentage of voting right
1	Bethesda Medical Pte. Ltd.	2,000,000	100.0%
Total		2,000,000	100.0%

Directors:	As at the Execution Date and immediately prior to Completion: (1) Tong Jia Jong Stephen

Secretaries:	As at the Execution Date and immediately prior to Completion: (1) Sam Yuzhe

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3.	Particulars of the Clinics

a.	Clinic 1

Name:	Bethesda Medical @Suntec
Address:	3 Temasek Boulevard Suntec City #03-330 Singapore 038983

b.	Clinic 2

Name:	Bethesda Medical @ Grantral
Address:	601 Macpherson Road Grantral Complex #01-03/04 Singapore 368242

c.	Clinic 3

Name:	Bethesda Medical @ AMK
Address:	TBD

d.	Clinic 4

Name:	Bethesda Medical @ Beach Road
Address:	152 Beach Road Gateway East #03-08 Singapore 189721

e.	Clinic 5

Name:	Bethesda Medical @ Margaret
Address:	38 Margaret Drive #02-01/02/03 Singapore 141038

f.	Clinic 6

Name:	Bethesda Medical @ Tampines
Address:	406 Tampines Street 41 Sun Plaza Green #01-31 Singapore 520406

g.	Clinic 7

Name:	Bethesda Medical @ TPY
Address:	500 Lorong 6 Toa Payoh HDB Hub #04-33 Singapore 310500

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h. Clinic 8

Name:	Bethesda Medical @ Yishun
Address:	293 Yishun Street 22 #01-223 Singapore 760293

i. Clinic 9

Name:	Bethesda Radiology Clinic
Address:	3 Temasek Boulevard Suntec City #03-330 Singapore 038983

j. Clinic 10

Name:	Bethesda Radiology @ Grantral
Address:	601 Macpherson Road #01-03/04 Singapore 368242

k. Clinic 11

Name:	Bethesda Radiology @ Margaret
Address:	38 Margaret Drive #02-02 Singapore 141038

l. Clinic 12

Name:	Bethesda Radiology @ Toa Payoh
Address:	500 Lorong 6 Toa Payoh HDB Hub #04-33 Singapore 310500

m. Clinic 13

Name:	Bethesda Dental @ Margaret
Address:	38 Margaret Drive #02-01/02/03 Singapore 141038

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SCHEDULE 2

Definitions and Interpretation

1.	In this Agreement, unless the context requires otherwise, each of the following words and expressions shall have the meanings as set out below:

“Accepted Accounting Standards” means the accounting principles, standards, practices and policies generally accepted on a consistent basis in Singapore and suitable accounting policies and estimates including IFRS;

“Accounts” means the audited financial statements of each Group Company, for the 12 month period ended on the Accounts Date, comprising inter alia statement of financial positions, statement of income, statement of changes in equity, statement of cash flows, auditors’ (if applicable) and directors’ reports and significant accounting policies and other notes included or referred to in any of them, prepared in accordance with the Accepted Accounting Standards applied on a consistent basis;

“Accounts Date” 31 December 2024;

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore;

“Affiliate” means (a) in relation to any person, any other person directly or indirectly Controlled by, or possessing Control of, or under common Control with, that person and, in the case of a trust, any trustee or beneficiary (actual or potential) of that trust, and (b) in relation to any person who is an individual, any of his Connected Persons and any entity which such person and/or his Connected Persons directly or indirectly Control;

“Agreement” shall have the meaning ascribed to it in Clause 1.1;

“Anti-Money Laundering Laws” means all Applicable Laws relating to money laundering or the proceeds of criminal activity, the rules, regulations and orders thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Government Authority, including, without limitation, the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992 of Singapore;

“Applicable Laws” means, with respect to any person, any and all applicable Laws to which such person is subject (including, without limitation, any relevant stock exchange or securities council rules and regulations);

“Arbitration Tribunal” shall have the meaning ascribed to it in Clause 10.18.2;

“Business Day” means a day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Singapore;

“Company” shall have the meaning ascribed to it in Recital (A);

“Companies Act” means the Companies Act 1967 of Singapore, as amended or supplanted from time to time;

“Company” shall have the meaning ascribed to it in Recital (A);

“Completion” means the completion of the Share Sale in accordance with Clause 3.1;

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“Completion Date” shall have the meaning ascribed to it in Clause 6.1;

“Conditions Precedent” and “Condition Precedent” shall have the meaning ascribed to them in Clause 3.1;

“Confidential Information” means:

(a)	the existence and contents of this Agreement and any other Transaction Documents, the negotiations, correspondence, Notices and other communications relating to this Agreement, any other Transaction Documents and any Transaction;

(b)	any information which is proprietary and confidential to a Party, including but not limited to information concerning or relating in any way whatsoever to its business or other arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by a Party;

(c)	any information concerning the organisation, business, finances, transactions or affairs of a Party, its dealings, secret or confidential information which relates to its business or any of its principals’, clients’ or customers’ transactions or affairs, its documentation, manuals, budgets, financial statements or information, accounts, dealers’ lists, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein;

(d)	any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, analysis, marketing, sale or supply or proposed development, manufacture, analysis, marketing, sale or supply of any products or services by a Party, and plans for the development or marketing of such products or services; and

(e)	information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone;

“Completion Consideration” shall have the meaning ascribed to it in Clause 4.1(a);

“Consideration” shall have the meaning ascribed to it in Clause 4.1;

“Contract” means any contract, agreement, arrangement, commitment, promise or understanding (whether written or oral) which is legally binding, and “Contracts” shall be construed accordingly;

“Control” means the power of a person to secure, directly or indirectly (whether by the holding of shares, possession of voting rights or by virtue of any other power conferred by the articles of association, constitution, partnership deed or other documents regulating another person or otherwise), that the affairs of such other person are conducted in accordance with his or its wishes and “Controlled” and “Controlling” shall be construed accordingly;

“Corruption Laws” means all Applicable Laws in connection with anti-bribery and anti-corruption (governmental or commercial) including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, including without prejudice to the generality of the foregoing, the Prevention of Corruption Act 1960 of Singapore and the Foreign Corrupt Practices Act 1977;

“Dispute” shall have the meaning ascribed to it in Clause 10.18.1;

“E-ROM” means the electronic register of members of the Company maintained by ACRA in accordance with the Companies Act;

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“Economic Sanctions Laws” means economic or financial sanctions, restrictive measures, trade embargoes or export control laws imposed, administered or enforced from time to time by any Sanctions Authority;

“Encumbrance” means any mortgage, assignment, debenture, lien, hypothecation, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, restriction, third-party right or interest, any other encumbrance, condition or security interest whatsoever or any other type of preferential arrangement (including without limitation, a title transfer or retention arrangement) having similar effect, or an agreement, arrangement or obligation to create any of the foregoing, and “Encumber” or “Encumbers” shall be construed accordingly;

Environment” means any and all living organisms or ecosystems, the media of air (including air within buildings, other man-made structures and natural structures above or below ground), water and land (including buildings and other man-made structures above or below ground);

“Environmental Laws” means all applicable laws in force at the Execution Date which:

(a)	have as a purpose or effect the protection of, or prevention of harm to, human health or the Environment;

(b)	relate to health and safety or compensation for harm; or

(c)	relate to the generation, transportation, storage, treatment, use or disposal of any Hazardous Substance;

“Execution Date” means the date of this Agreement;

“FY” means financial year;

“Government Authority” means any government, governmental entity, government authority, commission, board, agency or instrumentality, and any court, tribunal or judicial body including self-regulated organizations and other non-governmental regulatory authorities, whether federal, regional, provincial, local or foreign, of any country;

“Group” means the Company and OMCPL;

“Group Company” means any member of the Group, and “Group Companies” shall be construed accordingly;

“Group Company Warranties” shall have the meaning ascribed to it in Clause 7.2.2;

“Hazardous Substance” means any natural or artificial substance (whether solid, liquid or gas), noise, ion, vapour, electromagnetic charge or radiation which is capable of causing harm to or having a deleterious effect on the Environment or which is capable of being a nuisance;

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

“Indemnified Parties” shall have the meaning ascribed to it in Clause 8.1.1;

“Indemnity Claim” shall have the meaning ascribed to it in Clause 8.3.1;

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“Indemnity Claim Notice” shall have the meaning ascribed to it in Clause 8.3.1;

“Insolvency Event” means:

(a)	in respect of persons which are corporations, companies, partnerships or any other legal entities, any of the following events:

(i)	a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken by any person with the view to winding up of the person or, placing the person under judicial management;

(ii)	the person is or is deemed by any Applicable Law or competent court to be insolvent or unable to pay its debts as they fall due;

(iii)	the person resolving to wind itself up or otherwise dissolve itself;

(iv)	the appointment of a liquidator or provisional liquidator, a curator (including a temporary curator) in respect of the person;

(v)	a judicial manager being appointed in respect of the person or any of its assets;

(vi)	the person entering into a scheme of arrangement or composition with or assignment for the benefit of all or any class of its creditors;

(vii)	the appointment of a receiver or receiver and manager over the person or any of its assets;

(viii)	a distress, attachment or execution or other legal process is levied, enforced or sued on or against any material part of the properties or assets of the person, and is not discharged or stayed within 30 days; and/or

(ix)	anything analogous or having a substantially similar effect to any of the events specified above happening under the Laws of any applicable jurisdiction;

(b)	in respect of persons who are individuals:

(i)	the filing of a petition in any bankruptcy proceeding or other proceedings analogous in purpose or effect in relation to him and the failure by him to have such petition discharged within 30 days;

(ii)	the appointment of a receiver or administrator for any of his assets or properties and such appointment is not discharged within 30 days;

(iii)	the entry by him into any composition in satisfaction of his debts, or scheme of arrangement of his affairs for the benefit of his creditors which would prevent him from fulfilling his obligations under this Agreement; or

(iv)	the entry of any competent court order of judgment confirming his bankruptcy in any jurisdiction;

“Intellectual Property” means all patents, trade marks, service marks, logos, get-up, trade names, internet domain names and other internet locators referenced via any specific uniform resource locator, rights in designs, copyright (including rights in computer software) and moral rights, database rights, rights in software, business processes, semi-conductor topography rights, integrated circuit layout design rights, utility models, rights in know-how, inventions, formats, rights protecting trade secrets and confidential information, and other intellectual property rights, in each case whether registered or unregistered (and including applications for registration), and all rights or forms of protection having equivalent or similar effect anywhere in the world and for the full duration of such rights (including any extensions and renewals and rights of priority) and all applications and rights to apply for the protection of any of the foregoing rights;

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“Laws” means treaties, statutes, laws, by-laws, regulations, ordinances, codes, rules, rulings, judgments, rules of common law, orders, decrees, awards, injunctions or any form of decisions, determinations or requirements of or made or issued by, any Government Authority (including without limitation, any relevant stock exchange or securities council), whether in Singapore or elsewhere, as amended or modified from time to time, and “Law” shall be construed accordingly;

“Licenses” means all licenses, approvals, permissions, permits, consents and authorisations from the relevant Government Authorities or regulatory bodies, and all registrations with the relevant Government Authorities, which are necessary under the Applicable Laws for the carrying on of the Company’s business (as presently conducted as at the Execution Date);

“Longstop Date” means 30 April 2025 or such other later date that the Parties may mutually agree in writing;

“Losses” means all losses, claims, actions, proceedings, damages, demands, judgments, sums payable (including any penalties incurred), liabilities, interest, costs, charges, expenses and fees (including without limitation, legal fees, experts’ fees and consultants’ fees), and “Loss” shall be construed accordingly;

“Management Accounts” means the unaudited financial statements of the Group Companies for the period commencing from the day after the Accounts Date up to the Management Accounts Date;

“Management Accounts Date” means 31 December 2024;

“Material Adverse Effect” means any event, change or effect that individually or in the aggregate is or is reasonably expected to be materially adverse to (a) the financial condition, assets, liabilities, business, operations or results of operations of any Group Company, and/or (b) the ability of the Seller to perform his obligations under the Transaction Documents;

“OMCPL” means Oasis Medical Clinic Pte. Ltd. (Company Registration No. 20212984D), a private company incorporated in Singapore with its registered address at 1 Commonwealth, #03-23, One Commonwealth, Singapore 149544;

“Previous Accounts” means the unaudited financial statements of each Group Company, for the 12 month period ended on each of the Previous Accounts Dates, comprising inter alia statement of financial positions, statement of income, statement of changes in equity, statement of cash flows, auditors’ (if applicable) and directors’ reports and significant accounting policies and other notes included or referred to in any of them, prepared in accordance with the Accepted Accounting Standards applied on a consistent basis;

“Previous Accounts Date” means each of 31 December 2023 and 31 December 2024;

“Purchaser Approvals” shall have the meaning ascribed to it in Clause 3.1(d);

“Purchaser Condition” shall have the meaning ascribed to it in Clause 3.3(a);

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“Purchaser CP Satisfaction Notice” shall have the meaning ascribed to it in Clause 3.4.1;

“Purchaser Warranties” and “Purchaser Warranty” shall have the meanings ascribed to them in Clause 7.1.1;

“Related Party” means in relation to any Group Company, (a) the Seller, (b) each of the Seller’s Affiliates and such Affiliate’s shareholders, directors, officers and employees, (c) the shareholders, directors, officers and/or employees of the Group Company, and/or (d) any other person who is deemed to be a related party of the Company under the Accepted Accounting Standards;

“Related Party Transaction” means any Contract (including indebtedness, guarantees, indemnities or security arrangements) to which a Group Company is a party and which a Related Party(ies) is a party to or is interested in;

“Representatives” means, in relation to a Party, its professional advisers, and if applicable, its directors, officers and employees;

“Restraint Period” means three (3) years after Completion;

“Restrained Area” means the Republic of Singapore;

“Rules” shall have the meaning ascribed to it at Clause 10.18.2;

“Sale Shares” shall have the meaning ascribed to it in Recital (A);

“Sanctioned Person” means any person, organisation or vessel:

(a)	listed on, or owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Economic Sanctions Law or in any related official guidance) by a person or organisation listed on, a Sanctions List;

(b)	a government of a Sanctioned Territory;

(c)	an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Territory;

(d)	resident or located in, operating from, or incorporated under the laws of, a Sanctioned Territory; or

(e)	otherwise a target of any Economic Sanctions Law, or is acting on behalf of any of the persons listed in paragraphs (a) to (d) above, for the purpose of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of any Economic Sanctions Law;

“Sanctions Authority” means:

(a)	the United States;

(b)	the United Nations Security Council;

(c)	the European Union or any member state thereof;

(d)	the United Kingdom; or

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(e)	the respective governmental institutions of any of the foregoing including, without limitation, OFAC, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government, and Her Majesty’s Treasury;

“Sanctions List” means any of the lists of designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time, including, without limitation, the List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List, each administered by OFAC; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions; and the Consolidated List of Financial Sanctions Targets in the UK and Ukraine: List of Persons Subject to Restrictive Measures in View of Russia’s Actions Destabilising the Situation in Ukraine, each administered by Her Majesty’s Treasury;

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under any Economic Sanctions Law, which, as of the date of this Agreement, include Crimea, Cuba, Iran, North Korea and Syria;

“Seller CP Notice” shall have the meaning ascribed to it in Clause 3.3(d);

“Seller Warranties” shall have the meaning ascribed to it in Clause 7.2.1;

“Settlement Period” shall have the meaning ascribed to it in Clause 10.18.1;

“SGD” means the lawful currency of Singapore;

“Share Sale” shall have the meaning ascribed to it in Recital (B);

“Share Transfer Form” shall have the meaning ascribed to it in Clause 6.2(a);

“Surviving Provisions” means the provisions of this Agreement which will survive the termination of this Agreement, being Clauses 1, 3.5(a), 6.3(c), 8, 9, 10 and Schedule 2 (Definitions and Intepretation);

“Taxation” or “Tax” means any taxation including direct and indirect tax, specific tax and excise tax, duty, rate, levy, charge or other imposition or withholding whenever and by whatever authority imposed and whether of Singapore or elsewhere together with any interest, penalty or fine in connection with any taxation, and “Taxes” shall be construed accordingly;

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect any Tax in any jurisdiction;

“Tax Warranties” means the Warranties in respect of Tax set out in paragraph 17 of Schedule 4B (Group Company Warranties);

“Third Party Consents” shall have the meaning ascribed to it in Clause 3.1(b);

“Transactions” means the Share Sale and all other transactions contemplated under the Transaction Documents;

“Transaction Documents” means this Agreement, the Non-Compete Agreements, and any agreement or documents ancillary to the aforementioned agreements or which are necessary to effect the transactions contemplated under this Agreement and/or the aforementioned agreements; and

“Warranties” means the Seller Warranties and the Group Company Warranties collectively, and “Warranty” shall be construed accordingly.

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2. In this Agreement, a reference to:

(a)	“fully-diluted basis” means the share capital of a company which is the aggregate, at the relevant time, of: (i) the Shares on an as-converted basis; and (ii) all Shares that would be issued after exercise of any options, rights or other interests granted or issued by the Company, or agreed or committed to be granted or issued by the Company in accordance with this Agreement or otherwise, at such time in each case to the extent the beneficiary or holder (as applicable) is entitled to receive any ordinary shares as a result of such exercise (but irrespective of whether, at such time, such exercise has actually taken place or all conditions to such exercise have been satisfied). For this purpose, “as-converted basis” means the share capital of the Company after the conversion of all securities issued by the Company, or agreed or committed to be issued by the Company, at such time in each case to the extent capable of converting into ordinary shares (but irrespective of whether, at such time, such conversion has actually taken place) and according to the conversion calculation applicable at such time to such securities;

(b)	a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified, re-enacted or consolidated, whether before or after the date of this Agreement, so far as such modification, re-enactment or consolidation applies or is capable of applying to any Transactions entered into prior to Completion, and shall include also any past statutory provision or regulation (as from time to time modified, re-enacted or consolidated) which such provision or regulation has been directly or indirectly replaced;

(c)	“this Agreement” includes all amendments, additions, and variations thereto agreed in writing between the Parties;

(d)	“person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any Government Authority (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning;

(e)	one (1) gender shall include every gender;

(f)	“subsidiary” shall have the meaning ascribed to it in Section 5 of the Companies Act;

(g)	“day”, “month” or “year” is a reference to a day, month or year respectively in the Gregorian calendar;

(h)	“Recitals”, “Clauses”, and “Schedules” mean the recitals and the clauses of, and the schedules to, this Agreement (unless the context otherwise requires);

(i)	“paragraph” is a reference to a paragraph of a Schedule;

(j)	“including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”; and

(k)	“hereof”, “herein”, “hereon”, and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

3.	The Recitals and the Schedules (including their exhibits) form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

4.	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

5.	Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

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SCHEDULE 3

Conduct of Business prior to Completion

Without prejudice to Clause 5, pending Completion, the Seller shall ensure that, save as expressly contemplated under the Transaction Documents or otherwise agreed in writing or required by the Purchaser:

(a)	each Group Company shall continue to carry on business in the normal course in compliance with all Applicable Laws with a view to profit and in the same manner as its business have been carried on or before the Execution Date;

(b)	each Group Company shall keep proper books of record and accounts, in which full and correct entries shall be made of all its financial transactions and its assets and business (i) in accordance with the Accepted Accounting Standards and (ii) to the extent not inconsistent with sub-paragraph (i), in accordance with the accounting policies of the Group Company for the preceding three (3) FYs;

(c)	each Group Company shall pay and discharge before the same shall become delinquent:

(i)	all Taxes, assessments and governmental charges imposed upon it or upon its assets and properties; and

(ii)	all lawful claims which, if unpaid, might by Law become a material lien upon its assets or properties;

(d)	each Group Company shall:

(i)	keep all employees employed by the Group Company provided that the Group Company may terminate the employment of any employee for due cause, and the Seller shall promptly notify the Purchaser in the event that any management level employee resigns or employment terminates for any reason whatsoever;

(ii)	not dismiss any existing management level employee and/or officer;

(iii)	not hire or appoint any new key management employee or officer, and shall not make any changes to its management and organisation structure; and

(iv)	not vary any of the terms and conditions (including salary and/or bonus structure, benefits and/or any other remuneration) of employment of any employee and/or engagement of any officer (including any director) of the Group Company, save for annual salary/remuneration increments which (1) are in the ordinary course and consistent with past practices in the last three (3) years, (2) are required under the present employment terms agreed to between the employees and the Group Company (whether agreed orally or in writing), and/or (3) are necessary under the Applicable Laws;

(e)	each Group Company shall not, and shall not pass any resolution to approve any of the following matters:

(i)	alter its share capital, create, allot or issue any shares or securities convertible into shares, or agree, arrange or undertake to do any of those things;

(ii)	redeem or purchase any shares or reduce its issued share capital, or any uncalled or unpaid liability in respect thereof, split, combine or reclassify any shares, or otherwise alter its share capital; and/or

(iii)	give or agree to give any option, right to acquire or call (whether by conversion, subscription or otherwise) in respect of any of its share or loan capital;

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(f)	each Group Company shall not declare, make or pay any dividend or other distribution;

(g)	each Group Company shall not:

(i)	make, or agree to make, capital commitments or any expenditure, or enter into any operating lease or leasing transaction of the type required to be capitalised by the Accepted Accounting Standards, other than any recurring direct operating expenditure in the ordinary course of business;

(ii)	enter into any Contract outside the ordinary course of business; and/or

(iii)	vary, amend the terms of, or waive any rights under any Contract which is material to the business of the Group Company and/or the Group;

(h)	each Group Company shall not:

(i)	acquire or agree to acquire an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction; and/or

(ii)	enter into any partnership, joint venture or other profit sharing agreement;

(i)	each Group Company shall not (1) sell, (2) dispose, (3) abolish, (4) assign any rights in respect of, (5) lease, (6) purchase, (7) acquire the right to own, use or lease, or (8) create any Encumbrance over, any asset with a net carrying value exceeding SGD50,000 or which is material to the Group Company’s business;

(j)	each Group Company shall not make any alteration to its constitutional documents;

(k)	each Group Company shall not pass any resolutions or do or omit to do anything in the conduct or management of its affairs which would be likely to materially reduce its net asset value or earnings, business, financial condition or prospects other than in the ordinary course of business;

(l)	each Group Company shall not:

(i)	borrow or incur any indebtedness (whether by way of overdraft, financial leases, hire-purchase or otherwise) or create, grant or allow to subsist any Encumbrance or other agreement or arrangement which has the same or similar effect to the granting of security in respect of all or any part of the undertaking, property or assets of the Group Company, other than any existing indebtedness and Encumbrance incurred or created prior to the Execution Date;

(ii)	permit or suffer any event which would entitle any person to call for repayment of any indebtedness prior to its due date of maturity other than in connection with or pursuant to the terms of this Agreement; and/or

(iii)	make any advance or loan of money or guarantee any debt securities of others or cancel, release or assign any indebtedness owed to it;

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(m)	each Group Company shall:

(i)	not terminate any part of its business, or make any change in the nature, scope or manner of conducting its business;

(ii)	not make any change to its management and organisation; and/or

(iii)	do all things necessary to maintain and comply with all Licenses required for the business of the Group Company and/or the Group;

(n)	each Group Company shall not lease, license or part with or share possession or occupation of any property held or occupied or which may be acquired by the Group Company or enter into an agreement or arrangement to do so;

(o)	each Group Company shall not breach, repudiate, or commit any tortious act or omission or breach any statutory provision in respect of any contract or arrangement;

(p)	each Group Company shall not initiate, settle or abandon any claim, litigation, arbitration or other proceedings or make any admission of liability by or on behalf of the Group Company except, in any case, in relation to debt collection in the ordinary course of the business;

(q)	each Group Company shall not:

(i)	create any employee share scheme;

(ii)	adopt or participate in any pension scheme;

(iii)	adopt, implement or pay any significant increase in the salaries or bonus to the employees and/or any officers of the Group Company (including the existing directors of the Group Company) or implement any changes in the employment or service terms of any employee and/or any officer of the Group Company, other than in the ordinary course of business and consistent with past practice for the last three (3) FYs; and/or

(iv)	breach any applicable employment Laws;

(r)	each Group Company shall not make any proposal for its winding up or liquidation or propose any scheme or plan of arrangement, reconstruction, amalgamation or demerger;

(s)	each Group Company shall not:

(i)	make any change to its accounting practices or policies, except where such change is recommended by its auditors as a consequence of a change in the Accepted Accounting Standards, or as a consequence of a change in the Applicable Laws; and/or

(ii)	adopt or change any Tax accounting method or Tax election (including any entity classification election), settle or compromise any Tax claim or assessment, enter into any closing agreement in respect of Taxes, make any amendment to any Tax return, enter into any Tax sharing or similar agreement or closing agreement, or consent to the waiver or extension of the limitation period for any Tax claim or assessment;

(t)	each Group Company shall not:

(i)	enter into, amend, waive any breach or terminate any transaction(s) with any Related Party; and

(ii)	enter into any transaction with any person otherwise than at arms’ length;

(u)	each Group Company shall not commit or omit to do any act or thing, the commission or (as the case may be) the omission of which:

(i)	is in contravention of any Applicable Law;

(ii)	would result in a Material Adverse Effect; and/or

(iii)	would make any of the Warranties contained herein untrue, inaccurate, incomplete or misleading in any respect; and

(v)	each Group Company shall comply with all Applicable Laws, all Licenses, and all requirements that may be imposed by any competent Government Authority, including all orders or directions issued by any court or other Government Authority which it is subject to.

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SCHEDULE 4A

Seller Warranties

1.	Power to Execute this Agreement

1.1	It has the legal right and full power and authority to enter into and perform this Agreement, which when executed will constitute valid and binding obligations on him, in accordance with the terms of this Agreement.

1.2	Its execution and delivery of, and the performance of its obligations under this Agreement do not violate, or exceed any power or restriction granted or imposed by:

(a)	any Applicable Laws; and/or

(b)	any Contract to which he is a party or which is binding on him or on his assets or undertakings.

1.3	Immediately prior to Completion, he will have validly obtained all necessary approvals, consents, permissions, waivers or exemptions (as the case may be) under any Contract binding on him and/or his assets, and/or any Applicable Laws required for him to enter into the Transaction Documents which he is a party to, and to perform the Transactions thereunder, and such necessary approvals, consents, permissions, waivers or exemptions (as the case may be) are in full force and effect and have not been amended, suspended, revoked or terminated.

2.	Sale Shares

The Seller represents and warrants that:

(a)	it is and shall, immediately prior to Completion be, the absolute legal and beneficial owner of the Sale Shares free from all and any Encumbrances;

(b)	it is and shall, immediately prior to Completion, be entitled to freely without restriction (and in particular, all person(s) having any rights of first offer, rights of first refusal, tag along rights or other similar rights in respect of the Sale Shares held by ithave absolutely and unconditionally waived all such rights) sell and transfer or procure the sale and transfer of all the Sale Shares held by it to the Purchaser, free from all and any Encumbrances together with all rights and benefits attaching thereto as at the Completion Date on the terms set out in this Agreement;

(c)	the Sale Shares shall, immediately prior to Completion, represent all of the Shares which he holds and/or has any interest in the Company; and

(d)	the Sale Shares represent 100.0% of the share capital of the Company on a fully-diluted basis.

2.2	The Seller represents and warrants to the Purchaser that save for this Agreement, there is no outstanding offer in relation to any acquisition of any or all of the Sale Shares or any asset or business of the Company which is capable of being converted into acceptance, or any other Contracts or arrangements in relation to the shares, securities, assets and/or liabilities of the Company, which will adversely affect, prejudice, delay or restrict the Transactions.

2.3	The Seller represents and warrants that all Sale Shares are, duly authorised, allotted, validly issued and fully paid.

3.	Litigation

The Seller represents and warrants that there are no:

(a)	outstanding judgments, orders, injunctions or decrees of any Government Authority against or affecting him;

(b)	lawsuits, actions or proceedings pending or threatened against or affecting it, or

(c)	investigations by any Government Authority which are pending or threatened against it,

which will affect its ability to enter into and/or perform his obligations under the Transaction Documents to which it is party to.

4.	Solvency

The Seller represents and warrants that no Insolvency Event has occurred, is pending or threatened against it.

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SCHEDULE 4B

Group Company Warranties

1.	Incorporation

1.1	Each Group Company has been duly incorporated in accordance with, and is validly existing and in good standing, under the Applicable Laws of the jurisdiction of its incorporation. All legal requirements have been complied with in connection with the formation of each Group Company, with issues of its shares and other securities and the appointment of officers, and each Group Company and its officers have complied with all legal requirements as to filings, registrations and other formalities.

1.2	(a) no authorization, consent, approval, resolution, license, exemption, filing, or registration from or with any Government Authority or other person is required to be obtained or made by any Group Company and/or the Seller in connection with the consummation of the Transactions, and (b) the execution and delivery of the Transaction Documents do not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any obligation of any Group Company.

2.	Corporate Organisation and Share Capital

2.1	The particulars relating to the Group Companies set out in Schedule 1 (Particulars of the Group Companies and Clinics) are true, accurate and are not misleading.

2.2	(a) Save for OMCPL, the Company does not have any interest in the share capital or securities of any person, (b) the Group does not have any branch or representative office in any jurisdiction, and (c) save for the Seller, no person has any rights or interest in the shares of the Company.

2.3	All issued shares in the share capital of each Group Company are (a) duly authorised, (b) free and clear of any Encumbrances, (c) validly issued and allotted, and have not been issued in violation of any Applicable Law, the constitutional documents of the Group Company and/or the terms of any Contract by which the Group Company is bound, and (d) fully paid up.

2.4	All transfers of shares in the share capital of each Group Company have been duly effected in accordance with the constitutional documents of the Group Company and the Applicable Laws.

2.5	All share certificates in respect of the shares of the Group Companies have been duly and validly issued and past share certificates have been duly cancelled.

2.6	No person has the right to call for the issue or transfer of any shares of any Group Company by reason of any conversion rights or under any option, calls, warrants, convertible securities or other similar agreement or commitments or otherwise.

2.7	Each Group Company has not breached any provision of its constitutional documents, and its constitutional documents comply with all requirements under the Applicable Laws.

2.8	The copies of the constitutional and corporate documents of the Group Companies disclosed to the Purchaser or its Representatives are true, accurate and complete in all respects and contain full details of the rights and restrictions attached to the share capital of the Group Companies. There have been no amendments to the constitutional documents of the Group Companies since the Execution Date.

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2.9	Each Group Company’s existing directors, secretaries and auditors have duly consented to act in their respective capacity as directors, secretaries and auditors of the Group Company in accordance with the Applicable Laws and each of them have been duly and validly appointed by the Group Company in accordance with the constitutional documents of the Group Company and the Applicable Laws.

2.10	The statutory records, registers, books of accounts and other books and records of each Group Company are up-to-date, duly entered into and maintained in accordance with all Applicable Laws and contain true, complete and accurate records of all matters required to be dealt with therein, and all such books and all records and documents (including documents of title and copies of all subsisting Contracts to which the Group Company is a party) are its property, and is in its possession and/or under its control.

2.11	Each Group Company has duly and timely held all annual general meetings in accordance with the Companies Act, and duly and timely filed all annual returns with ACRA.

3.	Accounts

3.1	The Previous Accounts and the Accounts:

(a)	have been fully and properly prepared (i) in accordance with the Accepted Accounting Standards, and (ii) to the extent not inconsistent with sub-paragraph (i), in accordance with the accounting policies as the financial statements of each Group Company for the preceding three (3) FYs;

(b)	give a true and accurate view of the financial position, financial performance and cash flows of each Group Company for the period to which they relate; and

(c)	comply with the requirements of all Applicable Laws.

3.2	The Management Accounts:

(a)	have been properly prepared in accordance with the Accepted Accounting Standards; and

(b)	accurately present the financial position, financial performance and cash flows of each Group Company for the period to which it relates.

3.3	The Previous Accounts, the Accounts and the Management Accounts make full provision for:

(a)	all liabilities (including contingent liabilities, whether liquidated, unliquidated or disputed, including the cost of any work or materials for which payment has been received or credit taken, any future loss or claims against each Group Company which may arise in connection with the Group Company’s performance and obligations under contracts which it had entered into) outstanding as at the Previous Account Dates, the Accounts Date and the Management Accounts Date respectively (as the case may be);

(b)	all bad and doubtful debts;

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(c)	depreciation and amortisation, on the basis consistent with that adopted in the balance sheet of each Group Company for the three (3) financial years preceding the financial year ended on the Previous Account Dates, the Accounts Date and the Management Accounts Date respectively (as the case may be);

(d)	any obsolescence or diminution in the value of assets;

(e)	valuing investments, work-in-progress and stock for any foreseeable losses which may arise on completion and/or realization thereof;

(f)	all unrealised or anticipated losses from any commitments which existed as at or prior to the Previous Accounts Date, the Accounts Date and the Management Accounts Date in accordance with the Accepted Accounting Standards, and

(g)	all Taxation (whether deferred or current) liable to be assessed on each Group Company or for which it is or may become accountable in respect of any events prior to the Previous Accounts Date, the Accounts Date and/or the Management Accounts Date,

and that:

(i)	the cost allowable for Taxation purposes of any of the assets which is Tax deductible is not lower than the figure appearing in the Previous Accounts, the Accounts and/or the Management Accounts; and

(ii)	fixed assets, investments, work in progress and other assets have been valued in the Previous Accounts, the Accounts and/or the Management Accounts at the lower of costs and net realisable market value and that such costs and value have been determined objectively on a proper and prudent basis and on a basis consistent with that adopted in respect of the beginning and end of each of the last three (3) financial years.

3.4	There are no liabilities (whether contingent, undisclosed, unknown or otherwise) which are outstanding on the part of the Group Companies, other than those (a) expressly disclosed in the Previous Accounts, the Accounts and/or the Management Accounts and (b) incurred in the ordinary course of business.

3.5	There are no internal books of the Group Companies that differ from the Previous Accounts, the Accounts and/or the Management Accounts or that speculate on the true and more accurate financial position of the Group Companies as of the Previous Accounts Dates, the Accounts Date and the Management Accounts Date respectively (as the case may be).

3.6	(a)	The accounts receivable as reflected in any of the Previous Accounts, the Accounts and/or the Management Accounts arose in the ordinary course of business, consistent with past practices, and represented bona fide claims against debtors and customers for sales and other charges. Allowances for doubtful accounts have been prepared with the Accepted Accounting Standards consistently applied and in accordance with past practices and are sufficient to provide for any losses which may be sustained on realisation of the receivables.

(b)	The accounts receivable of each Group Company arising after the Accounts Date and before the Completion Date arose or shall arise in the ordinary course of business, consistent with past practices.

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(c)	None of the accounts receivable of each Group Company is subject to any claim of offset, recoupment, setoff or counter-claim (which is not otherwise included or which would not otherwise be included as a reserve against such account receivable in accordance with the Accepted Accounting Standards), and there are no facts or circumstances that could give rise to any such claim.

(d)	No amount of accounts receivables is contingent upon the performance by any Group Company of any obligation or contract.

(e)	No person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

3.7	Save for any provision for bad or doubtful debts set out in the Previous Accounts, the Accounts, the Management Accounts:

(a)	all debts (other than accounts receivable and debit notes) owing to each Group Company were fully paid when due or will be recoverable in full as and when they fall due; and

(b)	none of the book debts which are included in the Previous Accounts, the Accounts and/or the Management Accounts have been outstanding for more than 180 days from their due dates and all debts (less any specific provision made) due to each Group Company included in the Previous Accounts, or the Accounts and all debts (less any specific provision made) now due to the Company have either prior to the Execution Date realised or will within 180 days after such date realise their full amount in cash.

4.	Changes since the Accounts Date

Since the Accounts Date, (a) the Group Companies have not committed any act (or omitted to do any act) which falls under any of the matters set out in Schedule 3 (Conduct of Business prior to the Completion) and (b) no event, circumstance or matter has occurred which has or could reasonably be expected to have a Material Adverse Effect.

5.	Liabilities, Banking and Finance

5.1	Save as expressly disclosed in the Previous Accounts, the Accounts and the Management Accounts, (a) there are no loans, borrowings, indebtedness, guarantees, indemnities, pledges, mortgages, charges, liens, debentures, Encumbrances or liabilities (including Tax liabilities) given, made or incurred by the Group Companies other than liabilities incurred in the ordinary course of business, and no grounds exist which may cause such liabilities to be incurred in the future, (b) the Group Companies have no outstanding commitments for capital expenditure, and (c) no person is entitled to receive any finder’s fee, brokerage, commission or any other similar payment from the Group Companies in connection with the Transactions.

5.2	The Group Companies have no off-balance sheet liability of any nature to any third party or entities, or save as expressly disclosed in the Previous Accounts, the Accounts and/or the Management Accounts, any financial interest in any third party or entities. The Group Companies are not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance.

5.3	There is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given by (a) any Group Company in connection with any Group Company or any other person’s (contingent or otherwise) borrowings or other obligations, or (b) any shareholder, director, officer or employee of any Group Company in connection with any Group Company’s (contingent or otherwise) borrowings or other obligations.

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5.4	Each Group Company has not agreed to any sale, assignment, subordination, deferment, acceleration, release, factoring or discounting of any of its assets in the form of receivables.

5.5	All liabilities of the Group Companies are properly accrued as and when incurred. Payment related to payables is consistent with past practices of the Group Companies.

5.6	No existing government grants, subsidies of financial assistance obtained by the Group Companies (including any Tax credits) would be adversely affected arising from the implementation or completion of any of the Transactions.

6.	Related Party Transactions

6.1	The Group Companies have not entered into any Related Party Transactions, save for those relating to the Master Tenancy of 38 Margaret Drive and 5 Kadayanallur Street, providing that such transactions do not result in any financial losses to the Group Companies.

7.	Assets

7.1	All references to assets in this paragraph 7 exclude real properties and Intellectual Property owned and/or used by any Group Company.

7.2	Each Group Company has good and marketable title to all of its assets, tangible and intangible, which it purports to own, and good and valid leasehold interests in all of the assets, tangible and intangible, that it purports to lease, free from any Encumbrance and/or any contractual or legal restriction.

7.3	The assets owned and/or used by each Group Company comprise all the assets necessary to enable each Group Company to carry on its business fully and effectively in the ordinary and usual course as currently conducted. Each Group Company has the right to use each asset for this purpose, and no such assets are used wholly or partly for any other purpose.

7.4	All assets owned or used by each Group Company which are subject to a requirement of licensing or registration of ownership, possession or use are duly licensed or registered in its sole name.

7.5	All assets owned, possessed or used by each Group Company (a) are in good and safe repair and in working condition having regard to their respective ages, (b) have been regularly, adequately and properly serviced and maintained, (c) (if applicable) used in accordance with the manufacturer’s recommendation and instructions, (d) (if applicable) are duly licensed and/or certified if required under the Applicable Laws, (e) are suitable for the purposes for which they are used and intended and are in working order, and (f) none are in a dangerous or (in the case of vehicles) unroadworthy condition or in need of renewal or replacement (fair wear and tear excepted).

8.	Real Properties

8.1	All real properties leased, occupied or used by the Group Companies are listed in Exhibit 8 of this Schedule 4B (Group Company Warranties) (the “Group Properties” and each, a “Group Property”) and such details are true, correct and not misleading. Save for the Group Properties, there are no other real properties in any jurisdiction owned, occupied or used (whether fully or in part) by any Group Company.

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8.2	The lease of each Group Property (“Lease” and collectively, the “Leases”) is valid, binding and legally enforceable and is in full force and effect, and the Group is entitled to exclusive possession of the relevant Group Properties. There are no circumstances which will or may reasonably be expected to result in the termination of the Leases. Each Lease is in full compliance with all Applicable Laws and all necessary consents, licenses, approvals, permits or waivers from all relevant Government Authorities for the lease and use of that Group Property as currently carried out have been duly and validly obtained and maintained.

8.3	There are no outstanding actions, disputes, claims or demands between any Group Company and any person in respect of any Group Property. There are no outstanding notices or orders issued by any Government Authority to any Group Company.

8.4	There are no facts or circumstances which have led, will lead or is reasonably expected to lead to any current or potential actions, disputes, claims or demands made by any security interest holders of any Group Property which may adversely affect the use or possession of the Group Property by any Group Company.

8.5	The current use of the Group Properties by the Group Companies is in compliance with the approved use, zoning and requirements of all relevant Government Authorities. There is no planning application, planning appeal or other planning proceedings in respect of any Group Property or which is reasonably expected to have an adverse effect on any Group Property. There are no applications for or notices or declarations of compulsory acquisition, demolition or clearance or intended acquisition, demolition or clearance affecting the Group Properties and there are no facts or circumstances likely to lead to any being made.

8.6	Each Group Property is in good condition (save for fair wear and tear) and there are no structural or other defects affecting such Group Property. Each Group Property has access to public roads and enjoys the main services of water, drainage, electricity and telecommunications facilities.

8.7	All original documents of title, Leases, documents and papers relating to the Group Properties are in the possession or control of the Company.

9.	Intellectual Property

9.1	All Intellectual Property used in the business or businesses of each Group Company (“Company IP”) are either:

(a)	(save for any mass market software that is available in consumer retail stores or otherwise commercially available and subject to a “shrink-wrap” or “click-through” license agreement) used by such Group Company in accordance with the terms of a current license from another Group Company or a third party which is the owner or authorised licensor of that Intellectual Property. In particular, each Group Company has not breached any such license and where any Intellectual Property used by a Group Company is a derivative work of, or contains, any open source software, such Group Company has complied with all licenses in respect of such open source software (including but not limited to all disclosure requirements); or

(b)	in respect of any mass market software that is available in consumer retail stores or otherwise commercially available and subject to a “shrink-wrap” or “click-through” license agreement, are used by such Group Company in accordance with the terms of a current license from the owner or authorised licensor of that Intellectual Property,

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and are (i) in full force and effect and valid and enforceable and nothing has been done or omitted to be done by a Group Company by which it may cease to be valid and enforceable, and (ii) not the subject of a claim, action, investigation, proceeding, opposition or other challenge from or by a person as to title, validity, enforceability, entitlement, misappropriation, or infringement of any rights of any third party or otherwise.

9.2	Each of the Group Companies own or has the right to use all Intellectual Property in the products manufactured and/or sold by the Group Companies.

9.3	No mark, trade name or domain name identical or similar to any Intellectual Property which are registered or is being used by the Group Companies are being used any person in the same or a similar business to that of the Group Companies in any country in which the Group Companies are using that mark, trade name or domain name.

9.4	The Group Companies and their respective operations:

(a)	have not infringed, do not infringe and are not likely to infringe any legitimate rights or interests of any third party;

(b)	have not infringed, do not infringe and are not likely to infringe the rights of any third party nor has any claim of such infringement been made or threatened against any Group Company;

(c)	have not constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition.

9.5	No Company IP has been subject to challenge, opposition or attack or is the subject of any claim for ownership or compensation.

10.	Commercial Conduct and Contracts

10.1	The execution and completion of the Transactions do not prejudicially affect any business relationship with any customer, supplier, distributor and/or agent of the Group Companies.

10.2	All of the existing Contracts entered into by each Group Company are in full force and effect, valid, binding and enforceable by it. All Contracts entered into by each Group Company (including the Leases) have been properly stamped (if required under the Applicable Laws).

10.3	Each Group Company is not a party to or subject to any Contract which: (a) has or, is likely to have, an adverse effect on the financial or trading position or prospects of the Group Company, (b) restricts or, is likely to restrict, the Group Company from carrying on the whole or any part of its business in any part of the world in such manner as the Group Company thinks fit, (c) as a result of the implementation of the Transaction, gives the counterparty(ies) the right to terminate, revoke or rescind such Contract or adversely affect any obligation or right of the Group Company and/or the relevant counterparty(ies) under such Contract, (d) involves obligations, restrictions or expenditure of the Group Company which are of an unusual, exceptional or onerous nature (including restrictions against the Group Company from terminating such Contract by giving written notice), (e) is a joint venture, consortium or other partnership arrangement or agreement, (f) is in any way otherwise than in the ordinary and usual course of business, and/or (g) involves, or is likely to involve, obligations or liabilities which, by reason of their nature or magnitude, ought reasonably to be made known to an intending purchaser of the Sale Shares.

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10.4	Each Group Company has not breached, and is not in breach of, any of its contractual obligations, covenants, undertakings and/or warranties under any existing Contracts. Each Group Company has not received any warning, threat or notice (whether in writing or otherwise) from any counterparty to its Contracts in respect of a breach by the Group Company of its obligations, covenants, undertakings and/or warranties under such Contracts.

10.5	None of the counterparties to such Contracts have breached any of their contractual obligations under such Contracts or is unable or unwilling to fulfil its contractual obligations. Save as expressly disclosed in the Previous Accounts, the Accounts and/or the Management Accounts, the Company has no liability (including any contingent liability) under any Contracts and there are no circumstances in which any counterparties to any Contracts have any rights to make any claim against the Company for breach of contract or otherwise pursuant to any Contract.

10.6	No notice of termination in respect of any existing Contract entered into by any Group Company has been received or served by the Group Company and there are no grounds for determination, rescission, avoidance, or repudiation of any such Contract. No fact or circumstance exists which would entitle any party to call in any money or enforce any obligation before the date on which payment or performance would normally be due.

11.	Insurance

11.1	Each Group Company has at all times obtained adequate insurance from reputable insurers against accident, loss or damage arising from accidents, injury, third party loss (including without limitation, product liability) and all other risks to which persons operating the types of businesses operated by the relevant Group Company is exposed. Each Group Company has obtained all insurances required under any Contract which it is a party to (and such insurances conform in all respects with the requirements under the Contracts) and the Applicable Laws.

11.2	Each Policy is valid, binding and enforceable and in full force and effect. All premiums and any related insurance premium taxes in respect of each Policy have been duly paid. There are no outstanding claims under any Policy and no claim under any Policy has been refused in the past.

12.	Employees

12.1	Each Group Company has complied in all respects with (a) all Applicable Laws (including, in respect of the Group Company with employees in Singapore, all guidelines issued by the Tripartite Alliance for Fair Employment Practices), (b) Contracts of employment or services, and (c) policies, customs and practices recommended by the relevant Government Authorities, in relation to its present and past employees, directors, officers and each individual who has formerly provided services directly or indirectly to the Group Company, including in respect of social contributions, worker classification, Tax withholding, unlawful discrimination, equal employment, fair employment practices, meal and rest periods, overtime, minimum wage, paycheck and pay slip requirements, employment and payroll records retention, workers compensation, insurance, vacation, sick leave and any other form of leave, immigration status, employee safety and health, wages (including overtime wages), and compensation and hours of work. In particular, each Group Company has no potential or actual liability with respect to any misclassification of (i) any person as an independent contractor rather than an employee, (ii) any employee currently self-employed or employed by another employer, or (iii) any Employee currently or formerly classified as exempt from any entitlement to overtime wages.

12.2	Each Group Company is compliant with the foreign worker quota requirements imposed by MOM and under Applicable Laws.

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12.3	Each Group Company does not have any outstanding liability (including without limitation, for redundancy payments, wrongful or unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any employee, independent service provider and/or officer) to any such persons other than (a) remuneration accrued for the current wage or salary period, (i) for reimbursement of normal business expenses, (iii) accrued leave, bonuses and retirement benefits, details of which have been expressly set out in the Previous Accounts, the Accounts and/or the Management Accounts, and (iv) leave, bonuses and retirement benefits which will continue to accrue in the normal course.

12.4	All Contracts (or amendment or termination thereof) between any Group Company and any person relating to such person’s employment or provision of services to the Group Company are made in writing with the Group Company, and there are no terms or conditions relating to any employee’s employment with the Group Company which are not contained in such Contracts, or which are agreed orally between the Group Company and any employee or other independent contractor.

12.5	Each Group Company has not received any notice of resignation from (a) any of existing management level employees of the Group Company, and/or (b) such number of employees representing more than 10% of the total number of employees employed by the Group Company, in the three (3) month period prior to the Execution Date.

12.6	Each Group Company is not presently, or has not been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union Contract with respect to employees. No collective bargaining agreement or arrangement or union Contract is currently being negotiated by any Group Company, and the Group Companies have no duty to bargain with any labour organisation.

12.7	Each Group Company has not implemented any option scheme or bonus or profit sharing scheme and does not have any liability to provide or contribute towards retirement, pension, death, ill-health, disability or accident payments or benefits in respect of its past or present officers and employees. No employee, director or independent contractor of any Group Company is entitled (contingently or otherwise) to receive any bonus, commission, variable remuneration or other benefit save as specified in their employment Contract or service Contract with the Group Company.

12.8	Save to the extent required under the Applicable Laws, each Group Company has not implemented and/or granted any post-employment benefits to any employee of the Group Company.

12.9	No dispute has arisen or industrial action taken place or any legal proceedings commenced or threatened to commence and no dispute or industrial action is currently threatened between any Group Company and (a) its employees or former employees, (b) individuals formerly providing services directly or indirectly to the Group Company or (c) any trade union, staff association, national or local works council or other body representing or seeking to represent any employee or former employee.

12.10	Save to the extent to which provision or allowance has been made in the Previous Accounts, the Accounts and/or the Management Accounts, no liability has been incurred by any Group Company for breach or termination of any Contract with its present or past employees, independent service providers and/or officers, including without limitation, for redundancy payments, wrongful or unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any employee, independent service provider and/or officer.

12.11	Each Group Company has employed sufficient employees having adequate skills and experience to operate the Group Company’s business.

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13.	ETHICS

13.1	Each Group Company, the Seller and/or any director, officer or employees of the Seller and/or the Group Company have not (a) either in private business dealings or in dealings with any Government Authority, participated or acted in any manner which violates any Corruption Laws (and is in compliance with any Corruption Laws) in connection with the business of the Group Company and/or the Transactions, and/or (b) received, agreed or attempted to receive the benefits of or profits from a crime or any corrupt act or agreed to assist any person to retain the benefits of or profits from a crime or any corrupt act, including but not limited to:

(i)	directly or indirectly giving, making, offering, receiving or agreeing (either themselves or through any other person) to give, make, offer, or receive any payment, gift or other advantage (or attempting to do so) to any public official, any political party or any person employed by or is the agent of any governmental or regulatory authority in breach of any Corruption Law; and/or

(ii)	doing any act to, directly or indirectly: (1) influence any act or decision by any governmental or regulatory authority in breach of any Corruption Law, or (2) induce any person to influence any act or decision by any governmental or regulatory authority in breach of any Corruption Law, in order to obtain or retain any direct or indirect advantage or benefit.

13.2	Each Group Company, the Seller and/or any director, officer or employees of the Seller and/or the Group Company have (a) not been investigated (or is not being investigated or is not subject to a pending or threatened investigation), (b) not been involved (or is not being involved) in an investigation (as a witness or possible suspect) in relation to any of the matters set out in paragraph 13.1 by any Government Authority or any customer or supplier of the Group Company, and there are no circumstances which are likely to give rise to any such investigation or involvement thereof, and (c) is in compliance with any and all Corruption Laws.

14.	Litigation

14.1	No Group Company or any person for whose acts or defaults the Group Company may be vicariously liable is involved, or has been involved, in any mediation, litigation, arbitration, or civil, criminal, administrative or other dispute, claim, prosecution, action or proceeding (other than as plaintiff in the collection of debts arising in the ordinary and usual course of its business). No such dispute, claim, prosecution or proceeding is pending or threatened by or against any Group Company or any person for whose acts or defaults the Group Company may be vicariously liable, and there are no existing facts or circumstances which have or may give rise to such dispute, claim, prosecution or proceeding.

14.2	There is no judgment, decree, injunction, ruling or order of any Government Authority (including any court or tribunal with competent jurisdiction) outstanding against any Group Company or any person for whose acts or defaults the Group Company is or may be vicariously liable.

14.3	There is not and has not been any governmental or other investigations, inquiries or disciplinary proceedings by or before any regulatory, administrative, supervisory or government body (including without limitation by any Tax Authority) concerning any Group Company, none is pending or threatened and no fact or circumstance exists which might give rise to any such investigation, inquiry or proceedings.

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14.4	Each Group Company has not been convicted of any offence under any Applicable Law.

14.5	No officer, employee, agent or former officer, agent or employee of any Group Company has been convicted of, or has committed, any offences in relation to the Group Company, which reflects upon his suitability to hold his position or upon the reputation of the Group Company.

15.	Statutory Requirements

15.1	Each Group Company has complied and is in compliance with all Applicable Laws (including all Environmental Laws, Anti-Money Laundering Laws, Economic Sanctions Laws and cybersecurity and data protection Laws (including the Personal Data Protection Act 2012 of Singapore, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data and Health Insurance Portability and Accountability Act of 1996) and is not in breach of any Applicable Law.

15.2	Each Group Company has duly and validly obtained all Licenses, all Licenses have been obtained by the Group Company in its own name, are in full force and effect and have been complied with in all respects and there are no circumstances indicating that any of those Licenses is likely to be revoked or not renewed in the ordinary course.

15.3	Each License obtained by each Group Company is unconditional or subject only to a condition that has been satisfied. Each action required for the renewal or extension of each License (if applicable) has been taken.

15.4	No License will be revoked, suspended, cancelled, varied or not renewed as a result of the execution or performance of this Agreement or any Transaction Document.

15.5	Each Group Company has not received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator or governmental authority having jurisdiction over the Group Company with respect to an alleged, actual or potential violation and/or failure to comply with any such Applicable Law (including any Corruption Law, Anti-Money Laundering Law or Economic Sanctions Law) and/or Licence, or requiring it to take or omit any action, in each case, which remains outstanding.

15.6	Without prejudice to the generality of paragraph 15.1, each Group Company has not conducted or engaged, nor conducts or engages, in any activities, sales, purchases, transactions, business, dealings or deliveries in or with or from or to, any Sanctioned Territory or Sanctioned Person, in each case directly or, indirectly through any party, including any of its Affiliates or its or their directors, officers, employees, distributors, agents or other persons acting on its or their behalf.

15.7	Without prejudice to the generality of paragraph 15, no fine or penalty or other type of disciplinary action has been imposed or threatened to be imposed on any Group Company for any infringement of any Corruption Law, Anti-Money Laundering Law or Economic Sanctions Law.

16.	Insolvency

16.1	No Insolvency Event has occurred, is pending or threatened against any Group Company.

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17.	Tax

17.1	Each Group Company has complied, and is in compliance, with all Applicable Laws in respect of Tax. Without prejudice to the generality of the foregoing, (a) each Company has not directly or indirectly done any act (or omitted to do any act) to reduce or avoid any Tax liability imposed or which would otherwise have been imposed on the Group Company, and (b) since incorporation, each Group Company has not engaged in or been a party to any transaction or series of transactions, any schemes and/or arrangements of which the main purpose, or one of the main purposes, was or could reasonably be said to be the avoidance of, deferral of or reduction in the Group Company’s liability to Tax in contravention of the Applicable Laws.

17.2	All Taxation (including any deferred Tax) arising from the income, profits, gains, Contracts or transactions of each Group Company have been either duly and timely paid in full, or fully provided for in the Previous Accounts, the Accounts and/or the Management Accounts on the basis of a strict interpretation of all relevant Taxation Law, and do not depend in any way on any clearance, concession, agreements (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with or obtained from any Tax Authority. Each Group Company has not incurred any liability for Taxes since the Accounts Date other than in the ordinary course of business and consistent with past practice. There are no liens for Tax on any asset of any Group Company other than for Tax not yet due and payable.

17.3	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to any Group Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring prior to Completion.

17.4	Each Group Company has duly and timely made and submitted (if necessary) all returns, computations, notices, elections, claims, disclaimers and information to any Tax Authority in accordance with the Applicable Laws in respect of Tax, and has prepared, kept and preserved complete, accurate and up-to-date records in relation to Tax as required under the Applicable Laws and to enable each Group Company to timely deliver correct and complete Tax returns (together with all attachments thereto as required under the Applicable Laws) to the relevant Tax Authorities, and to calculate any present, or so far as possible, future Tax liability of each Group Company or the entitlement of each Group Company to claim any relief from Tax. All such returns, computations, notices, elections, claims, disclaimers and information submitted by each Group Company to the Tax Authorities were and remain complete and accurate in all respects, and none of them is the subject of any outstanding dispute with or enquiry by the Tax Authority.

17.5	(a) Each Group Company is not involved in any dispute with any Tax Authority concerning any matter which is likely to adversely affect the Group Company, and there are no claims or proceedings made against the Group Company in respect of its Tax liability, (b) no audit, examination or investigation has been instituted by any Tax Authority against any Group Company, and there are no facts or circumstances which will or are likely to cause such audit or investigation to be instituted or any dispute with any Tax Authority to arise, and (c) no adjustment to any Tax return filed by any Group Company has been proposed by any competent Tax Authority to the Group Company.

17.6	Each Group Company has not paid and/or will not become liable to pay any fine, penalty or interest charged under the Applicable Laws in respect of any Taxation accrued in the period prior to Completion.

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17.7	Each Group Company has duly and properly complied with all Applicable Laws to deduct or withhold Taxation from any payments it has made and has properly accounted to the relevant Tax Authority for such payments. There are no material or unusual arrangements, permissions, dispensations, concessions, agreements or undertakings between any Group Company and any Tax Authority.

17.8	Each Group Company is resident in its jurisdiction of incorporation only since its incorporation. Each Group Company is not subject to Tax in any country other than the jurisdiction of its incorporation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country.

17.9	Each Group Company is not an agent of another person for the purpose of assessing the latter to Tax in the jurisdiction of its incorporation. Each Group Company is not bound by or party to any Tax indemnity, Tax sharing or Tax allocation Contract.

17.10	Nothing has been done, and no event or series of events has occurred, which might cause the disallowance of the carry forward of losses by any Group Company.

17.11	In respect of any incentive, ruling, determination or election requested, received or made by any Group Company in respect of Taxation, the Group Company has at all times after the issue of the incentive, ruling, determination or election, complied with the terms and conditions thereunder in all material respects. There is no fact or circumstance that has arisen, and each Group Company has not breached any terms or conditions that has had, or will have the result of altering, prejudicing, revoking or terminating any incentive arrangement or agreement between the Group Company and the relevant Tax Authority on or prior to Completion.

17.12	Each Group Company is in compliance with, and the consummation of the Transactions would not have any adverse effect on the continued validity and effectiveness of, any Tax exemption, Tax holiday or other Tax reduction or agreement or order granted to it.

17.13	All documents, where required under the Applicable Laws, have been duly and timely stamped and (where appropriate) adjudicated by the relevant Tax Authorities, and each Group Company has duly and timely paid all stamp duties and any other Tax to which it is or has been made liable on such documents.

17.14	The terms and conditions of all Contracts or transactions entered into by each Group Company (including all Related Party Transactions (if any)) have been determined on an arm’s length basis, and the Company are in compliance with all applicable transfer pricing Laws.

18.	Information

18.1	Each Group Company has in its possession or control original or true copies of all documents of title of its assets and existing Contracts which such Group Company is a party to.

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EXHIBIT 8 TO SCHEDULE 4B

Company Properties

[REDACTED]

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IN WITNESS WHEREOF this Agreement has been entered into by the Parties on the date first above written.

THE PURCHASER

SIGNED by	)
for and on behalf of	)	/s/ Raymond Cheung Wai Man
BASEL MEDICAL GROUP PTE. LTD.	)	Name: Raymond Cheung Wai Man
In the presence of:	)	Designation: Director

/s/ Raymond Fung
Signature of Witness
Name: Raymond Fung
NRIC/Passport No.: [REDACTED]

Signature Page of Sale and Purchase Agreement (Basel Medical Group Pte. Ltd.)

THE SELLER

SIGNED by	)
for and on behalf of	)	/s/ Lim Soo How
SILKROUTE BIOMED HEALTHCARE PTE. LTD.	)	Name: Lim Soo How
In the presence of:	)	Designation: Director

/s/ Raymond Fung
Signature of Witness
Name: Raymond Fung
NRIC/Passport No.: [REDACTED]

Signature Page of Sale and Purchase Agreement (Silkroute Biomed Healthcare Pte. Ltd.)